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                                                                      EXHIBIT 21

                          Subsidiaries of the Company



                                          % owned by CEDC  % owned by Carey Agri
Carey Agri International Poland Sp. z .o.o      100%                 nil
MTC Sp. z .o.o                                    1%                 99%
PWW Sp. Z .o.o.                                   1%                 99%
PHA Sp. z o.o.                                   26%                 74%
Astor Sp. Z o.o.                                  7%                 90%
(3% still owned by former shareholders)